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                                                                    EXHIBIT 99.1

                                   [AFC LOGO]

           AFC ENTERPRISES PROVIDES FIRST QUARTER 2003 BUSINESS UPDATE

    COMPANY RELEASES KEY BUSINESS DRIVERS FOR THE FIRST THREE PERIODS OF 2003

ATLANTA, Apr 2, 2003 /PRNewswire-FirstCall via COMTEX/ -- AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R), Seattle's Best Coffee(R) and Torrefazione Italia(R) Coffee, today released an update on the Company's key business drivers for the three completed periods of the first quarter 2003. The first period began December 30, 2002 and ended January 26, 2003; the second period ended February 23, 2003; and the third period ended March 23, 2003. The Company will host a conference call and internet webcast (www.afce.com) with the investment community at 9 am eastern time on Thursday, April 3, 2003, to review the first three periods of the first quarter 2003 and provide an update on its business operations.(1) AFC's first quarter includes four four-week periods ending on April 20, 2003.

Dick Holbrook, president and chief operating officer said, "Even in a tough business environment, we remain focused on AFC's key business drivers. In fact, year over year, unit openings remain strong and we are up over prior year for commitments. In addition, our brands remain committed to menu innovation and operational enhancements that will continue to help us drive comparable sales."

DOMESTIC SYSTEM-WIDE COMPARABLE STORE SALES

The Company reported that blended domestic system-wide comparable store sales at its restaurants, bakeries and cafes were down (5.4%) percent for the first three periods of 2003, rolling over an increase of 2.7% percent for the first three periods in the prior year. Softer results were primarily due to continued discounting pressures from competitors and lower overall traffic due to poor weather conditions across much of the country. In addition, a challenging economic environment influenced overall results driven by consumer concerns due to a weak economy, a decline in disposable income driven mainly by increased prices of gasoline, high unemployment with minority populations and the war with Iraq. Domestic system-wide comparable store sales by brand were as follows:


Domestic                  P1 2002        P2 2002        P3 2002        P1 200         P2 2003         P3 2003
System-wide               12/31/01-      1/28-          2/25-          12/30/02-      1/27-           2/24-
Comparable                1/27/02        2/24           3/24           1/26/03        2/23            3/23
Store Sales

Popeyes                    4.5%           5.7%           3.3%          (4.4%)         (7.0%)          (3.5%)
Church's                   3.5%           2.9%          (1.2%)         (8.7%)         (5.7%)          (2.1%)
Cinnabon                  (3.2%)         (5.4%)         (4.0%)         (4.3%)         (12.2%)         (10.3)
Seattle Coffee
Company                   (2.9%)         (3.5%)         (2.6%)         (2.3%)         (1.7%)          (3.9%)

Blended Domestic
System-wide
Comparable
Store Sales                3.4%           3.7%           1.1%          (5.8%)         (6.8%)          (3.6%)
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(1)   This update is being provided as part of the Company's commitment to provide periodic updates on its operating performances.

The third period of 2003 saw improvements for Popeyes and Church's versus the first two periods of 2003 due to the introduction of new products, operational enhancements like drive-thru improvements and improving weather conditions in certain areas of the country. Cinnabon and Seattle Coffee Company continued to experience challenges in travel venues due to lower traffic where a significant number of their
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units are located. AFC remains focused on identifying and developing traffic and check building initiatives and has introduced sales drivers like the rollout of the Heritage menu at Popeyes, Church's Shrimp Crunchers and Cinnabon Sandwich
Croissants. While the Company is not projecting an improved economic environment, it expects comparable store sales to improve in subsequent quarters of 2003, with full year domestic system-wide comparable store sales being down
(2)% - (3)%.

At the wholesale level, Seattle's Best Coffee (SBC) signed an agreement to sell fresh brewed coffee at Safeway grocery stores nationwide. The fresh brew program is expected to roll out nationally by August of 2003. When the program is complete, consumers will be able to purchase SBC fresh brewed coffee at over 1,600 grocery stores nationwide. Through the end of period 3 2003, AFC's wholesale sales were up 2.8% versus the same period in 2002.

NEW SYSTEM-WIDE UNIT COMMITMENTS AND OPENINGS

On a system-wide basis, 50 new commitments for future development of restaurants, bakeries or cafes were secured during the first three periods of 2003 versus 38 for the same periods in 2002, and 66 restaurants, bakeries and cafes were opened during the first three periods of 2003, compared to 68 for the first three periods of 2002. New unit commitments and openings by brand were as follows:

                        New Commitments             Unit Openings            Total Units
                          (P3 YTD)                     (P3 YTD)                (P3 YTD)
                       P3 2002    P3 2003        P3 2002      P3 2003     P3 2002     P3 2003

Popeyes                 14           39           20             35       1,608          1,728
Church's                 6            6           17             13       1,521          1,521
Cinnabon                 6            2           18              6         560            610
Seattle Coffee
Company                 12            3           13             12         190            243

Total                   38           50           68             66       3,879          4,102

On a system-wide basis, 33 units were closed during the first three periods of 2003 versus 38 in the first three periods of 2002. The Company expects 425-450 new unit openings in 2003 resulting in 280 -325 net new units that will be added to the system in 2003. At the end of period 3 2003, AFC had 2,567 outstanding commitments for future development versus 2,373 at the end of period 3 2002 and believes that in 2003 it will sign 900-1,000 new commitments for future development.

Commitments represent obligations to open franchised restaurants, bakeries and cafes under executed development agreements. There can be no assurance that commitments will ultimately result in those restaurants, bakeries or cafes being opened.

CONVERSIONS

At the end of period 3 2003, the Company had signed letters of intent representing the potential conversion of 90 units with 71 commitments for future development. The letters are in various stages of due diligence and AFC expects that it will complete the conversion transactions during the second and third quarters of 2003. These transactions are all subject to financing and other contingencies and therefore there can be no assurance these conversions will be completed in this time frame or at all.

PRODUCTIVITY INITIATIVE

AFC continues to move forward with its in-depth productivity improvement initiative. This initiative is part of the Company's on-going effort to increase the efficiency and the effectiveness of its overhead spending (SG&A). The initiative is expected to help reduce costs and enable the brands to compete more effectively. AFC is actively engaged in the opportunity identification phase and implementation of specific initiatives
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will begin during the second quarter of 2003. Additional details on the impact in 2003 will be provided once the Company's analysis is complete.

SHARE REPURCHASE

As of December 29, 2002, the Company had 27.5 million shares of common stock issued compared to 30.4 million shares issued on December 30, 2001. No additional shares were repurchased during the first three periods of 2003. AFC expects to continue with its share repurchase program following the release of its 2002 earnings. The Company currently has $22 million available for additional share repurchases and management will request an increase in the authorization amount from its board and lenders following the filing of the Company's Annual Report on Form 10-K for fiscal year 2002. There can be no assurance that the Company will be able to obtain the requested authorizations.

CREDIT FACILITY

On March 31, 2003, AFC and its lenders amended its credit facility agreement allowing the Company additional time to complete its year-end audit and submit its financial statements to the lenders as well as related reports such as the annual budget and excess cash flow calculation and certification. The Company expects the previously announced restatement of its financial statements for 2001 and the first three quarters of 2002 will have no adverse affect on the financial covenant credit ratios under the credit agreement. Standard & Poor's has announced no change in the Company's credit rating of BB, stable and Moody's informed the Company that its rating and outlook had not changed from Ba2, stable.

Upon the completion of AFC's audit for 2002 and the restatement of its financial statements for 2001, the Company plans to deliver comprehensive guidance in respect to 2003 performance.

SYSTEM-WIDE DATA

System-wide data covers restaurants, bakeries and cafes that we either operate or franchise. System-wide sales data for franchised units is reported by franchisees or, in some cases, estimated by us based on other data.

CORPORATE PROFILE

AFC Enterprises, Inc. is the franchisor and operator of 4,072 restaurants, bakeries and cafes as of December 29, 2002 in the United States, Puerto Rico and 33 foreign countries under the brand names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R), Seattle's Best Coffee(R) and Torrefazione Italia(R) Coffee. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com.

      FOR ADDITIONAL INFORMATION CONTACT
      Investor Relations: Felise Glantz Kissell at (770) 353-3086 or fkissell@afce.com
      Media: Michelle Conlon at (770) 353-3079 or mconlon@afce.com

FORWARD-LOOKING STATEMENT: CERTAIN STATEMENTS IN THIS RELEASE, AND OTHER WRITTEN OR ORAL STATEMENTS MADE BY OR ON BEHALF OF AFC OR ITS BRANDS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. STATEMENTS REGARDING FUTURE EVENTS AND DEVELOPMENTS AND OUR FUTURE PERFORMANCE, AS WELL AS MANAGEMENT'S EXPECTATIONS, BELIEFS, PLANS, ESTIMATES OR PROJECTIONS RELATING TO THE FUTURE, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THESE LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS ARE THE OUTCOME OF THE ONGOING AUDITS AND RESTATEMENT OF THE OUR FINANCIAL STATEMENTS, THE COST AND AVAILABILITY OF OUR PRINCIPAL FOOD PRODUCTS, LABOR SHORTAGES OR INCREASED LABOR COSTS, OUR
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ABILITY TO FRANCHISE NEW UNITS AND EXPAND OUR BRANDS, OUR AND OUR FRANCHISEES'
ABILITY TO SUCCESSFULLY OPERATE EXISTING UNITS AND OPEN NEW UNITS, CHANGES IN CONSUMER PREFERENCES AND DEMOGRAPHIC TRENDS, COMPETITION, GENERAL ECONOMIC, POLITICAL AND REGULATORY CONDITIONS AND THE RISK FACTORS DETAILED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 30, 2001 AND THE OTHER DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS, SINCE THOSE STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE.

                                      -End-